--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                Exhibit 12(a)(2)

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                 SCHEDULE 14D-9

                     SOLICITATION/RECOMMENDATION STATEMENT
                             UNDER SECTION 14(D)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                 BOISE CASCADE
                          OFFICE PRODUCTS CORPORATION

                           (Name of Subject Company)

                                 BOISE CASCADE
                          OFFICE PRODUCTS CORPORATION
                      (Name of Person(s) Filing Statement)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                   097403109

                     (CUSIP Number of Class of Securities)

                            ------------------------

                              A. JAMES BALKINS III
                   BOISE CASCADE OFFICE PRODUCTS CORPORATION
                           800 WEST BRYN MAWR AVENUE
                             ITASCA, ILLINOIS 60143
                                 (630) 773-5000
   (Name, address and telephone number of person authorized to receive notice and communications on behalf of the person filing statement)

                                   COPIES TO:

         JOHN HOLLERAN, ESQ.                  ROBERT W. FORMAN, ESQ.
      Boise Cascade Corporation             Shapiro Forman & Allen LLP
      1111 W. Jefferson Street           380 Madison Avenue, 25(th) Floor
             P.O. Box 50                        New York, NY 10017
        Boise, ID 83728-0001                 Telephone: (212) 972-4900
      Telephone: (208) 384-7702             Telecopier: (212) 557-1275
     Telecopier: (208) 384-6566

/ / Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 1.  SUBJECT COMPANY INFORMATION.

    The name of the subject company to which this Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9") relates is Boise Cascade Office Products Corporation, a Delaware corporation (together with its subsidiaries, where applicable, the "Company"). The address of the principal executive offices of the Company is 800 West Bryn Mawr Avenue, Itasca, Illinois 60143. The title of the class of equity securities to which this Schedule 14D-9 relates is common stock, par value $.01 per share.

ITEM 2.  IDENTITY AND BACKGROUND OF FILING PERSON.

        (a) SUBJECT COMPANY INFORMATION. The name, address and telephone number of the Company, which is the person filing the Schedule 14D-9, are set forth in
Item 1 above.

        (b) IDENTITY AND BACKGROUND OF FILING PERSON. This Statement relates to a tender offer by Boise Cascade Corporation, a Delaware corporation ("Parent") and its wholly owned subsidiary, Boise Acquisition Corporation, a Delaware corporation ("Purchaser"), disclosed in a tender offer statement on Schedule TO (the "Schedule TO") dated March 22, 2000, to purchase all outstanding shares of common stock of the Company not owned by Parent or Purchaser (the "Shares") at a price of $16.50 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 22, 2000 (the "Offer to Purchase"), a copy of which is filed as Exhibit (a)(1) hereto, and the related Letter of Transmittal, a copy of which is filed as Exhibit (a)(2) hereto (which, as may be amended from time to time, together constitute the "Offer").

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 12, 2000 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or waiver, where appropriate, of other conditions set forth in the Merger Agreement, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Company"). A copy of the Merger Agreement is filed as Exhibit (e)(1) hereto and is incorporated by reference herein.

ITEM 3.  PAST CONTRACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

    For a description of certain contracts, agreements, arrangements or understandings and any actual or potential conflicts of interests between the Company or its affiliates and (1) the Company's executive officers, directors or affiliates, or (2) Purchaser or Parent or their respective executive officers, directors or affiliates, SEE "Special Factors--The Merger Agreement; Interests of Certain Persons in the Transactions" in the Offer to Purchase, which is incorporated by reference herein.

    A summary of the material provisions of the Merger Agreement is included in "Special Factors--The Merger Agreement" in the Offer to Purchase, which is incorporated by reference herein. The summary of the Merger Agreement contained in the Offer to Purchase is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (e)(1) hereto and is incorporated by reference herein.

ITEM 4.  THE SOLICITATION OR RECOMMENDATION.

        (a) RECOMMENDATION OF THE BOARD OF DIRECTORS. At a meeting held on March 12, 2000, the Company's Board of Directors, after receiving the unanimous recommendation of a special committee of the Board of Directors comprised entirely of independent directors (the "Special Committee"), approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company's stockholders (other than Parent and Purchaser).

    The Company's Board of Directors recommends that the stockholders accept the Offer and tender their Shares pursuant to the Offer.

    A letter to the stockholders communicating the Board of Directors' recommendation and a press release announcing the commencement of the Offer are filed herewith as Exhibits (a)(3) and (a)(4), respectively, and are incorporated by reference herein.

        (b) REASONS. The information set forth in "Special Factors--Background of the Transactions; Recommendation of the Special Committee and Board of Directors; Fairness of the Transactions" in the Offer to Purchase, which is incorporated by reference herein, sets forth the reasons for the Special Committee's and the Board of Directors' position. Credit Suisse First Boston Corporation ("CSFB"), financial advisor to the Special Committee, has delivered to the Special Committee its opinion, dated as of March 12, 2000, to the effect that, as of such date and based upon and subject to certain assumptions and matters stated therein, the Offer Price is fair, from a financial point of view, to the stockholders of the Company (other than Parent and its affiliates). A copy of the opinion is attached hereto as Annex A and is incorporated by reference herein.

        (c) INTENT TO TENDER. To the Company's knowledge after reasonable inquiry, each director of the Company who owns shares currently intends to tender their shares pursuant to the Offer.

ITEM 5.  PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

    Pursuant to the terms of an engagement letter, dated as of October 20, 1999, the Special Committee engaged CSFB to act as its financial advisor in connection with the transaction contemplated by the Merger Agreement (the "Transaction"). As part of its role as financial advisor, CSFB delivered a fairness opinion to the Special Committee. Pursuant to the engagement letter, CSFB will receive from the Company an aggregate financial advisory fee equal to $2,000,000 whether or not the Offer is consummated or the Merger occurs. The Company has also agreed to reimburse CSFB for reasonable out-of-pocket expenses, including, without limitation, the reasonable fees and disbursements of its legal counsel, and to indemnify CSFB and related parties against certain liabilities, including liabilities under the federal securities laws arising out of CSFB's engagement.

    The Parent and Purchaser have retained D. F. King & Co., Inc. to act as the information agent (the "Information Agent") in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials to the beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    Except as set forth above, neither the Company nor any person acting on its behalf has employed, retained or compensated any person or class of persons to make solicitations or recommendations on its behalf with respect to the Offer.

ITEM 6.  INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

    For a description of the number and percentage of Shares that are beneficially owned by each executive officer and director of the Company and by Parent and Purchaser and their respective executive officers and directors and for any transactions in the Company's Shares within the past sixty days, SEE "Special Factors--Beneficial Ownership of Shares, Present Intentions and Recommendations" contained in the Offer which is incorporated herein by reference.

ITEM 7.  PURPOSE OF THE TRANSACTION AND PLANS OR PROPOSALS.

        (a) Except as indicated in Items 3 and 4 above, no negotiations are being undertaken or are underway by the Company in response to the Offer which relate to a tender offer or other acquisition of the Company's securities by any person.

        (b) No negotiations are being undertaken or are underway by the Company in response to the Offer which relate to, or would result in, (i) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any subsidiary of the Company, (ii) a purchase, sale or transfer of a material amount of assets by the Company or any subsidiary of the Company, or (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company.

        (c) Except as indicated in Items 3 and 4 above, there are no transactions, board resolutions, agreements in principle or signed contracts in response to the Offer that relate to or would result in one or more of the matters referred to in this Item 7.

ITEM 8.  ADDITIONAL INFORMATION.

        (a) CERTAIN LITIGATION. In December 1999, nine purported class action complaints were filed in the Court of Chancery of the State of Delaware in and for New Castle County against the Parent, the Company and its directors brought on behalf of all public stockholders of the Company in connection with the initial proposal made by Parent and Purchaser to acquire the Shares at a price per share of $13.25. The actions allege, among other things, that the price per share offered initially by Parent is unfair and inadequate to the Company's public stockholders and that the individual defendants have breached their fiduciary duties. The complaints seek as relief, among other things, preliminary and permanent injunctive relief enjoining the proposed transaction and monetary damages in an unspecified amount. On March 20, 2000, the parties to the litigation entered into a Memorandum of Understanding with respect to a proposed settlement of the lawsuits. The proposed settlement would provide for full releases of the defendants and certain related or affiliated persons and extinguish all claims that have been, could have been or could be asserted by or on behalf of any member of the class against the defendants which in any manner relate to the allegations, facts, or other matters raised in the lawsuits or which otherwise relate to the transactions contemplated by the Merger Agreement, including the Offer and the Merger. The settlement provides for the payment of $700,000 in attorneys' fees and up to $20,000 for expenses upon final approval of the settlement of the actions. The final settlement of the lawsuits, including the amount of attorneys' fees to be paid, is subject to court approval.

        (b) The information contained in all of the Exhibits referred to in Item 9 below is incorporated by reference herein.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

        1. Offer to Purchase dated March 22, 2000 (incorporated by reference to Exhibit (a)(1)(A) to the Schedule TO)

        2. Letter of Transmittal dated March 22, 2000 (incorporated by reference to Exhibit (a)(1)(B) to the Schedule TO)

        3. Letter to Shareholders of the Company dated March 22, 2000

        4. Press Release issued by Parent dated March 22, 2000 (incorporated by reference to Exhibit (a)(1)(I) to the Schedule TO)

        5. Agreement and Plan of Merger dated March 12, 2000 by and among Parent and Purchaser and the Company (incorporated by reference to Exhibit (d)(1) to the Schedule TO)

        6. Opinion of Credit Suisse First Boston dated as of March 12, 2000 included in the copy of Schedule 14D-9 mailed to BCOP public shareholders.

                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 22, 2000

                                                       BOISE CASCADE OFFICE PRODUCTS CORPORATION

                                                       By:  /s/ CHRISTOPHER MILLIKEN
                                                            -------------------------------------------
                                                            Name: Christopher Milliken
                                                            Title: President and Chief Executive Officer

                                                                         ANNEX A

                                                                  March 12, 2000

Special Committee of the Board of Directors
Boise Cascade Office Products Corporation
800 West Bryn Mawr Avenue
Itasca, Illinois 60143-1594

Dear Sirs:

    You have asked us to advise you with respect to the fairness of the stockholders of Boise Cascade Office Products Corporation (the "Company"), other than Boise Cascade Corporation (the "Acquiror") and its affiliates, from a financial point of view, of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of March 12, 2000 (the "Merger Agreement"), among the Company, the Acquiror and Boise Acquisition Corporation, a Delaware Corporation, which is a wholly owned subsidiary of the Acquiror (the "Sub"). Upon the terms and subject to the conditions of the Merger Agreement (i) the Acquiror will commence a tender offer (the "Offer") for all issued and outstanding shares of common stock, par value $0.01 per share, of the Company not beneficially owned by the Acquiror or Sub (the "Shares") at a price of $16.50 per share in cash (the "Consideration") and
(ii) following consummation of the Offer, Sub will be merged with and into the Company (the "Merger") and each outstanding Share not acquired in the Offer will be converted into the right to receive the Consideration (the Offer and the Merger, together, the "Transaction").

    In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to or discussed with us by the Company, and have met with the Company's management to discuss the business and prospects of the Company.

    In arriving at our opinion, we have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and we have considered, to the extent publicly available, the premiums paid in certain other going private transactions effected by a controlling stockholder and other transactions which have recently been proposed or effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

    In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have been advised, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

    We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion.

    In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    It is understood that this letter is for the information of the Special committee of the Board of Directors of the Company in connection with its consideration of the Transaction, does not constitute a recommendation to any stockholder as to whether to tender in the Offer or how such stockholder should vote or act on any matter relating to the Merger and is not to be equated or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the stockholders of the Company in the Transaction is fair to such stockholders, other than the Acquiror and its affiliates, from a financial point of view.

                                          Very truly yours,

                                          Credit Suisse First Boston Corporation

                                 EXHIBIT INDEX

EXHIBIT NO.
-----------
    1.                  Offer to Purchase dated March 22, 2000 (incorporated by
                        reference to Exhibit (a)(1)(A) to the Schedule TO)
    2.                  Letter of Transmittal dated March 22, 2000 (incorporated by reference to Exhibit (a)(1)(B) to the Schedule TO)
    3.                  Letter to shareholders of the Company dated March 22, 2000
    4.                  Press Release issued by Parent dated March 22, 2000
                        (incorporated by reference to Exhibit (a)(1)(I) to the
                        Schedule TO)
    5.                  Agreement and Plan of Merger dated March 12, 2000 between
                        Parent and Purchaser and the Company (incorporated by
                        reference to Exhibit (d)(1) to the Schedule TO)
    6.                  Opinion of Credit Suisse First Boston dated as of March 12,
                        2000 included in the copy of Schedule 14D-9 mailed to BCOP public shareholders

                                     [LOGO]

                                                                       Exhibit 3

                                                                  March 22, 2000

Dear Shareholder:

    We are pleased to inform you that on March 12, 2000, Boise Cascade Office Products Corporation ("BCOP") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Boise Cascade Corporation ("Parent") and Boise Acquisition Corporation, a wholly owned subsidiary of Parent ("Purchaser"). The Merger Agreement provides for the acquisition of all of the outstanding shares of BCOP's common stock not held by Parent or any of its subsidiaries.

    Parent, through Purchaser, has commenced a cash tender offer (the "Offer") to purchase all of the outstanding shares of BCOP's common stock not held by Parent for $16.50 in cash, without interest, subject to the terms and conditions of the Offer. Consummation of the Offer is subject to, among other things, at least a majority of the outstanding shares of the common stock of BCOP not held by Parent being validly tendered and not withdrawn prior to the expiration of the Offer.

    After Purchaser successfully completes the Offer, subject to the terms and conditions contained in the Merger Agreement, Purchaser will be merged with and into BCOP (the "Merger"), with BCOP as the surviving corporation. At the effective time of the Merger, each remaining issued and outstanding share of BCOP's common stock (other than shares owned by Parent or Purchaser) will be converted into the right to receive $16.50 in cash, subject to dissenters' rights.

    YOUR BOARD OF DIRECTORS, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF OUR COMMITTEE OF INDEPENDENT DIRECTORS (THE "SPECIAL COMMITTEE"), HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THAT AGREEMENT, INCLUDING THE OFFER AND THE MERGER. THE SPECIAL COMMITTEE HAS ALSO DETERMINED THAT THE TERMS OF THE MERGER AND THE OFFER ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF BCOP'S SHAREHOLDERS (OTHER THAN PARENT AND PURCHASER), AND RECOMMENDS BCOP'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    In arriving at their recommendations, the Special Committee and BCOP's Board of Directors gave careful consideration to the factors described in the enclosed Offer to Purchase. BCOP's Solicitation/Recommendation Statement on
Schedule 14D-9, which is also enclosed, incorporates the Offer by reference. Each of these documents has been filed with the Securities and Exchange Commission. Among the factors the Special Committee and the BCOP Board considered was the written opinion of Credit Suisse First Boston Corporation, the Special Committee's financial advisor, that subject to the assumptions, factors and limitations set forth in that opinion, the $16.50 per share in cash to be received by the shareholders of BCOP in the Offer and the Merger is fair to the holders of BCOP common stock (other than Parent and its affiliates) from a financial point of view. Additional information with respect to the Special Committee's and the Board's recommendations and the background of the transaction is contained in the Offer to Purchase.

    In addition to the Offer to Purchase and the Schedule 14D-9, enclosed are various materials relating to the Offer, including a Letter of Transmittal to be used for tendering Shares in the Offer if you are the record holder of Shares. The Offer to Purchase and the related materials set forth the terms and conditions for the Offer and provide instructions on how to tender your Shares. If you need assistance with the tendering of your Shares, please contact the information agent for the Offer, D.F. King & Co., Inc. at its address or telephone number appearing on the back cover of the Offer to Purchase or contact Boise Cascade's Shareholder Services Department at (800) 544-6473. WE URGE YOU TO READ AND CONSIDER THE ENCLOSED MATERIALS CAREFULLY BEFORE MAKING YOUR DECISION WITH RESPECT TO TENDERING YOUR SHARES.

    On behalf of the Board of Directors, management and associates of BCOP, I thank you for your support.

                                          Very truly yours,

                                          /s/ CHRISTOPHER C. MILLIKEN
                                          Christopher C. Milliken
                                          President and Chief Executive Officer